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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
        Date of Report (Date of earliest event reported) November 19, 2001

                        AMERICAN FINANCIAL HOLDINGS, INC.
                        ---------------------------------
             (Exact name of registrant as specified in its charter)

         Delaware                       0-27399                 06-1555700
         --------                       --------                ----------
(State or other Jurisdiction of       (Commission              (IRS Employer
incorporation or organization)        File Number)           Identification No.)

              102 West Main Street, New Britain, Connecticut 06051
              ----------------------------------------------------
                    (Address of principal executive offices)

                                 (860) 832-4000
                                 ---------------
              (Registrant's telephone number, including area code)

                                 Not Applicable
                                 --------------
       (Former name or former address, if changed since last report.)




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Item 5.     Other Events.
            ------------

     Mr. William E. Solberg, currently President and Chief Executive Officer of American Bank of Connecticut ("American Bank"), and American Savings Bank ("American Savings"), a Connecticut-chartered savings bank, and subsidiary of American Financial Holdings, Inc. ("American Financial"), have agreed on the proposed terms of Mr. Solberg's employment with American Financial and American Savings following the completion of the proposed merger of American Savings and American Bank. The proposed employment terms, which were set forth in a November 16, 2001 letter from American Savings Chief Executive Officer Robert T. Kenney to Mr. Solberg, were acknowledged by Mr. Solberg and will be reflected in a three-year employment agreement that the parties anticipate will be executed prior to the closing of the merger, which, subject to American Bank's stockholder approval and other customary conditions, is currently expected to occur in mid-January 2002.

     Under the proposal, Mr. Solberg would serve as a senior executive officer of American Financial and American Savings with an initial base salary of $250,000. He will also participate in American Savings' incentive compensation and other executive compensation programs. In consideration of his continuing employment after the merger closes, Mr. Solberg would receive a retention bonus of $1.0 million. In addition, Mr. Solberg would be awarded stock options covering 100,000 shares of American Financial common stock and 50,000 shares of restricted American Financial common stock, all on terms consistent with awards previously made to other senior American Financial officers.

     Under the proposal, Mr. Solberg would receive compensation of $2.0 million if his employment is terminated, other than for cause, prior to January 31, 2003. Such compensation will be in consideration of Mr. Solberg's acceptance of certain noncompetition restrictions. The proposal also includes specific terms relating to Mr. Solberg's ongoing role with American Financial and American Savings. If Mr. Solberg is appointed President and Chief Operating Officer prior to January 31, 2003, he would receive an additional incentive bonus of $500,000 and his base salary will be increased to $300,000. If Mr. Solberg is not appointed as President and Chief Operating Officer by January 31, 2003, he will be entitled to terminate his employment and receive a $2.5 million severance payment, reduced by the then value of any vested stock options or vested shares of restricted stock. Additionally, if under the proposed terms Mr. Solberg is not appointed as Chief Executive Officer by January 31, 2005, he may terminate his employment and receive the payments due over the remaining term of his contract and have all of his remaining stock options and shares of restricted stock accelerate.

     As noted above, the final terms of the agreement between the two parties will be reflected in an employment agreement, subject to the completion of the merger, and which will be subsequently filed with the Securities and Exchange Commission by American Financial.

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                                SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: December 6, 2001            By: /s/ Robert T. Kenney
                                       ---------------------------------------
                                       Robert T. Kenney
                                       Chairman, President and Chief Executive
                                       Officer